PLAN OF LIQUIDATION AND TERMINATION

of the

United States Short Oil Fund, LP

This Plan of Liquidation and Termination (this “Plan”) is made by United States Commodity Funds LLC, a Delaware limited liability company and the general partner (the “General Partner”) of United States Short Oil Fund, LP, a Delaware limited liability partnership formed pursuant to a certificate of limited partnership on June 30, 2008 (the “Fund”). Reference is made to the Third Amended and Restated Agreement of Limited Partnership of the Fund, dated as of December 15, 2017 (the “Fund Agreement”). Capitalized terms not defined herein shall have their meaning assigned in the Fund Agreement.

RECITALS

A. The board of directors of the General Partner has authorized, (i) pursuant to Section 7.1(l) of the Fund Agreement, the delisting and deregistration of all outstanding shares of the Fund, and (ii) pursuant to Sections 12.3 and 17.6 of the Fund Agreement, the compulsory withdrawal of all of the Limited Partners (as such term is defined under the Fund Agreement).

B. Pursuant to Section 801(4) of the Delaware Revised Uniform Limited Partnership Act (the “DLPA”), a Delaware limited partnership may be dissolved and its affairs would up upon such time that there are no limited partners of the limited partnership.

C. Based on the provisions of the Fund Agreement and the DLPA and the determination of the General Partner set forth in the recitals above, the General Partner has adopted this Plan with respect to the Fund.

D. The Fund is treated as a partnership that is not taxable as a corporation for U.S. federal income tax purposes.

PROVISIONS

This Plan, as set forth below, shall be effective on a date determined by the officers of the General Partner following the adoption of this Plan by the General Partner.

ARTICLE 1. Liquidation and Termination; Withdrawal of Limited Partners; General Partner’s Powers

(a)       The Fund shall be terminated, and its affairs shall be wound up, on such date as the General Partner, with the advice of counsel, may determine. The liquidation date for the Fund shall be September 12, 2018 (the “Liquidation Date”) and the proceeds of the liquidation are scheduled to be sent to shareholders on or about September 13, 2018 (the “Withdrawal Date”).

(b)       Effective as of 5:00 p.m. (prevailing Eastern Time) on the Withdrawal Date, each of the Limited Partners shall withdraw entirely from the Fund. No further action is required on the part of any Limited Partner to effectuate its withdrawal as a limited partner of the Fund. The effect of the withdrawal of all of the Limited Partners will be dissolution of the Fund. The General Partner will wind up the affairs of the Fund in accordance with the Plan, the Fund Agreement and the DLPA, and applicable laws.

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(c)       Following the Liquidation Date for the Fund, all powers of the General Partner under the Fund Agreement shall continue with respect to the Fund.

ARTICLE 2. Filings with Governmental Authorities

The appropriate officers of the General Partner shall be authorized to (a) file with the SEC and National Futures Association any supplement and/or regulatory filing in connection with the implementation of this Plan and the transactions contemplated thereby, (b) file for and obtain any necessary tax clearance certificates and/or other documents required from the State of Delaware and any other applicable governmental authority for the Fund, (c) timely file any other documents required by any such authority, including a final Internal Revenue Service Form 1065 (U.S. Return of Partnership Income), and (d) make any other filings the appropriate officers determine are required.

ARTICLE 3. Sales, Redemptions, and Trading Before Liquidation Date

As of the close of regular trading on the NYSE Arca, Inc. (“NYSE Arca”), on September 6, 2018, the Fund will no longer accept orders for Creation Baskets or Redemption Baskets (as such terms are defined in the Fund’s prospectus) from authorized participants. Trading in the shares of the Fund on the NYSE Arca will be suspended prior to the open of market on September 7, 2018 and beginning on that date, there can be no assurance that there will be a secondary market for the shares. Shareholders may sell their holdings before September 7, 2018 and customary brokerage charges may apply to such transactions.

On or about September 6, 2018, the Fund will begin the process of liquidating its portfolio. As a result, the Fund’s cash holdings will increase, and the Fund will no longer be managed in accordance with its investment objective.

These distributions to shareholders will be treated as liquidating distributions for U.S. federal income tax purposes and shareholders are encouraged to consult their own tax advisors concerning the impact of the liquidation of the Funds in light of their own unique circumstances.

ARTICLE 4. Liquidation Procedures

(a)       The General Partner shall cause to be prepared and published via press release, and posted on the Company’s website, notice informing the shareholders of the Fund of the adoption of this Plan and such other information as such officers shall find necessary or desirable

(b)       In connection with the liquidation, the Fund shall (1) sell all of its assets for cash, convert them to cash equivalents, or permit them to mature, and apply the same to the payment of all known or reasonably ascertainable debts, obligations, and other liabilities of the Fund incurred or expected to be incurred prior to the Fund’s Liquidation Date, including necessary expenses of such Fund’s liquidation and termination, and (2) obtain such releases, indemnities, refunding, and other agreements as the General Partner deems necessary for the protection of the Fund and the shareholders.

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(c)       The assets of the Funds remaining after payment of (or reservation of amounts to pay) the Fund’s liabilities pursuant to (a) above (the “Net Assets”) will be distributed in a single cash payment (the “Liquidating Distribution”) ratably among the shareholders of record of the Fund as of the Liquidation Date. For purposes of the Fund’s Liquidating Distribution, shares of the Fund will be individually redeemable by the Fund and its agents. The Liquidating Distribution for the Fund will be made promptly after the Liquidation Date. Should any assets of the Fund not be distributed in the Liquidating Distribution, or should additional assets attributable to the Fund come into the possession of the General Partner in the future, the General Partner shall, to the extent reasonably practicable, take steps to distribute such assets to shareholders of the Fund as of the Liquidation Date.

(d)       If one or more shareholder(s) of the Fund to whom one or more distributions pursuant to paragraph (c) are payable cannot be located, a trust may be created with a financial institution in the name and on behalf of the Fund and, subject to applicable abandoned property laws, any remaining assets of the Fund may be deposited in such trust for the benefit of such shareholder(s). The expenses of any such trust shall be charged against the assets therein. The General Partner is under no obligation to establish such a trust.

ARTICLE 5. Amendment of this Plan

The officers of the General Partner, acting on behalf of the General Partner, may authorize variations from, or amendments to, the provisions of this Plan that are deemed necessary or appropriate to effect such distribution(s) and the Fund’s liquidation and termination.

ARTICLE 6. Expenses

Except as provided in Article 3, paragraph (d), the Fund, or the General Partner on the Fund’s behalf, shall bear the expenses incurred in connection with carrying out this Plan applicable to the Fund, including the cost of liquidating its assets and terminating its existence.

ARTICLE 7. Power of the General Partner and its Officers

The General Partner and the appropriate officers of the General Partner shall have authority to do or authorize any or all acts and things as provided for in the Plan and any and all such further acts and things as they may consider necessary or desirable to carry out the purposes of the Plan, including, without limitation, the execution and filing of all certificates, documents, information returns, tax returns, forms, and other papers that may be necessary or appropriate to implement the Plan or that may be required by any applicable laws.

{Signature Page Follows}

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IN WITNESS HEREOF, the undersigned has executed this Plan and Liquidation and Termination as of this 7th day of August, 2018.

UNITED STATES SHORT OIL FUND, LP By United States Commodity Funds LLC, its General Partner By: /s/ John P. Love Name: John P. Love Title: President and Chief Executive Officer

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